Exhibit 5.1

April 19, 2005

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-3 (the “Registration Statement”) and the prospectus included therein (the “Prospectus”) relating to the resale of 190,000 of the Company’s common shares of beneficial interest, par value $.01 per share (the “Shares”), as provided in the Registration Statement, by the selling shareholder identified in the Registration Statement.

For the purposes of this opinion, we have examined copies of the following documents:

1.	the Prospectus;

2.	the Registration Statement;

3.	a copy of the Declaration of Trust of the Company (the “Articles”), as amended, restated or supplemented, if applicable, as certified by the Maryland State Department of Assessments and Taxation on March 28, 2005, and certified to us by the Executive Vice President, General Counsel and Secretary of the Company as being complete, accurate and in effect as of the date hereof;

4.	the Amended and Restated Bylaws of the Company, as amended, restated or supplemented, if applicable (the “Bylaws”), in the form certified to us by the Executive Vice President, General Counsel and Secretary of the Company as being complete, accurate and in effect as of the date hereof;

5.	the Registration Rights Agreement, dated as of February 1, 2005, by the Company and Francis O. Day, III;

Federal Realty Investment Trust

April 19, 2005

6.	resolutions of the Board of Trustees of the Company (the “Resolutions”), as certified to us by the Executive Vice President, General Counsel and Secretary of the Company as being complete, accurate and in effect as of the date hereof;

7.	a certificate of the Secretary of the Company dated as of the date hereof; and

8.	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the authority of all entities other than the Company, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been validly issued by the Company, and are fully paid and nonassessable.

This opinion is limited to the laws of the United States and, except as provided below, the laws of the State of Maryland. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Maryland. This opinion has been prepared for your use in connection with the filing of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP